CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our report dated May 28, 1997 on our audit of the Statement of Assets and Liabilities of American Skandia Master Trust as of May 28, 1997 with respect to this Registration Statement under the Investment Company Act of 1940 on Form N-1A.


/s/ Coopers & Lybrand
Coopers & Lybrand


Dublin, Republic of Ireland
June 3, 1997